To: Lithium Argentina AG Dammstrasse 19 6300 Zug Switzerland

Zurich, 24 January 2025

Lithium Argentina AG: Swiss Legal Opinion Regarding Post-Effective Amendment No. 1 to the Registration Statement on Form S-8

Ladies and Gentlemen,

We have been retained by and are acting as independent Swiss counsel to Lithium Argentina AG, a Swiss share corporation (Aktiengesellschaft), with registered seat in Zug, Switzerland (the "Company"), which, with effectiveness as of 23 January 2025, implemented the continuation of Lithium (Americas) Argentina Corp. ("LAAC") from the province of British Columbia, Canada into Zug, Canton of Zug, Switzerland by way of a plan of arrangement under section 288 of the Business Corporations Act (British Columbia) (the "BCBCA") as a Swiss share corporation under the name "Lithium Argentina AG" pursuant to art. 161 et seq. of the Federal Act on Private International Law ("PILA") and art. 620 et seqq. of the Swiss Code of Obligations ("CO") and the concurrent discontinuance of LAAC from the jurisdiction of the province of British Columbia, Canada, resulting in the shareholders of LAAC becoming the holders of all the issued and outstanding common registered shares of the Company, with full continuation of its legal and corporate personality without applying any dissolution or winding-up procedures to LAAC and LAAC and the Company remaining the same legal person (the "Continuation").

We have been instructed by the Company to provide this opinion as to certain legal matters under Swiss law in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (the "Amended Registration Statement") to be filed by the Company with the United States Securities and Exchange Commission ("SEC") on the date hereof under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issue of common shares of the Company, which may be issued by the Company pursuant to the Plan (as defined below) out of the Company's conditional share capital for equity incentive plans (the "Conditional Share Capital", and such shares, the "Shares" and each a "Share").

Lithium Argentina AG: Swiss Legal Opinion Regarding Post-Effective Amendment No. 1 to the Registration Statement on Form S-8	2/8

1. Documents Reviewed

In rendering this opinion, we have made no searches or enquiries concerning, and examined no documents entered into by or affecting LAAC (and now the Company) or any other person, or any corporate records of the aforesaid, save for those searches, enquiries, documents or corporate records expressly specified in this opinion as having been made or examined. As to questions of fact material to the opinions expressed herein, we have, without independent investigation, relied upon the information contained in the Documents Reviewed (as defined below).

For the purpose of this legal opinion, we have examined and relied upon the following documents:

(a) the Amended Registration Statement;

(b) an electronic copy of the Company's Second Amended and Restated Equity Incentive Plan (as last amended by the Company's board of directors on 23 January 2025) (the "Plan");

(c) an electronic copy of the written resolution of the Company's board of directors, dated 23 January 2025, relating to, inter alia, the approval of the Plan (the "Board Resolution");

(d) an electronic copy of LAAC's certificate of good standing, dated 13 December 2024;

(e) an electronic copy of LAAC's articles of incorporation, dated 3 October 2023 (the "Articles");

(f) executed documents in original form as pre-cleared and filed with the commercial register of the Canton of Zug, Switzerland (the "Commercial Register") on 23 January 2025 for the registration of the Continuation and the Name Change, including:

(i) the application to the commercial register dated 23 January 2025;

(ii) the public deed re minutes of the extraordinary general meeting of shareholders of the Company, dated 17 January 2025 (the "EGM"), evidencing, inter alia, the introduction of the Conditional Share Capital (the "Minutes" and together with the Board Resolution the "Resolutions");

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(iii) the articles of association (Statuten) of the Company after Continuation, dated 17 January 2025 (the "Articles after Continuation");

(iv) the legal opinion of Norton Rose Fulbright Canada LLP to the Commercial Register regarding the permissibility of the Continuation pursuant to the BCBCA, dated 17 December 2024;

(v) the certification of Prof. Dr. Markus Müller-Chen regarding the feasibility of adaption to a Swiss legal form dated 8 January 2025;

(vi) the confirmation from the Company's board of directors regarding the principal place of business, dated 23 January 2025;

(vii) the circular resolution of the board of directors of the Company regarding constitution, dated 23 January 2025;

(viii) the confirmations of the function as member of the Company's board of directors, dated 23 January 2025;

(ix) the audit report by PricewaterhouseCoopers AG according to article 162 para. 3 PILA, dated 16 January 2025; and

(x) the declaration of acceptance of the auditor PricewaterhouseCoopers AG, dated 15 January 2025;

(g) original certified commercial register excerpt (Handelsregisterauszug) from the Commercial Register regarding the Company dated 23 January 2025; and

(h) legalized copy of the final order of the Supreme Court of British Columbia made pursuant to section 291 of the BCBCA, dated 21 January 2025,

(the documents listed under section (a)-(h) above, collectively the "Documents Reviewed").

2. Assumptions

For the purpose of this opinion, we have assumed:

(i) that all (electronic) signatures, seals and certifications on any documents submitted to us are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as copies (including, without limitation, electronic or fax copies) conform with the originals and these originals are authentic, and each (electronic) signature on a document submitted to us is the (electronic) signature of the individual indicated next to such (electronic) signature, or, where no name is indicated (in print or handwriting) next to a (electronic) signature, it is assumed that such document has been (electronically) signed by authorized signatories and that all individuals executing (in electronic form) agreements, instruments or documents have, and had at the time of execution, the legal capacity (Handlungsfähigkeit) to do so;

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(ii) that all Documents Reviewed including all certificates, dated prior to the date of this opinion letter, accurately reflect the relevant facts and remain true and accurate on and as of the date hereof and, have not been, and will not be, changed, amended or altered as of or prior to the date of this opinion letter and are in full force and effect, in particular that the Resolutions have not been revoked or amended and are in full force and effect;

(iii) that any applicable law (other than Swiss law) and the Company's Articles permit the Continuation of the Company from the jurisdiction of the laws of British Columbia to other jurisdictions and, specifically, to Switzerland, with full continuation of its legal and corporate personality without applying any dissolution or winding-up procedures to the Company, and that the EGM has been duly convened;

(iv) that the Company has obtained authorization from the Registrar of Companies under section 308 of the BCBCA to continue the Company under the laws of Switzerland pursuant to art. 161 et seq. of the PILA and under art. 620 et seqq. of the CO, as a Swiss share corporation domiciled in Zug, Canton of Zug, Switzerland, as if the Company had been incorporated under the CO and will, upon receipt of proof of the Continuation, reflect the Company as historical in the BC business registry;

(v) that there are no provisions of the laws of any jurisdiction other than Switzerland which would have implications on the opinion we express;

(vi) that no other agreements, documents or other factual circumstances exist that has not been provided or disclosed to us, or is not reflected in the Documents Reviewed, that is relevant or that might affect the opinions expressed in this opinion;

(vii) that the Amended Registration Statement has been filed by the Company as drafted;

(viii) the due authorization, execution and delivery of the Documents Reviewed or any document thereunder, which are governed by laws of any jurisdiction other than Switzerland, by each of the parties thereto (including the Company);

(ix) that all consents or approvals from and filings, registrations and notifications with or to all governmental authorities (other than in Switzerland) required in connection with the execution, delivery and performance of the Plan or other Documents Reviewed have been obtained or made and are in full force and effect; and

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(x) that the (i) requisite reports of the Company's auditors according to article 653f of the CO; (ii) the amendments to the Articles after Continuation according to article 653g CO; and (iii) the entry of the corresponding share capital increase into the Commercial Register will be given or made, which, however, is not a precondition to the issuance of the Shares.

3. Opinion

Based on the Documents Reviewed, the foregoing assumptions and subject to the qualifications stated below, we are of the opinion that, each of the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further contributions have to be made by the holder of the Shares to the Company), if the following conditions have been met prior to the issuance of any Shares in accordance with the applicable Plan:

(i) exercise of a duly executed exercise notice relating to subscribe to such Shares in accordance with Swiss law, the Articles after Continuation and applicable Plan rules has been validly issued;

(ii) payment of the relevant issue price (Ausgabebetrag), which at least must be equal to the nominal value of the Shares in cash, in respect of such Shares into a bank account of a Swiss-licensed bank in Switzerland;

(iii) the Shares have been entered into the Company's book of uncertificated securities.

4. Qualifications

This opinion is subject to the following qualifications:

A. We express no opinion nor do we imply any opinion as to the laws of any other jurisdiction, other than Swiss law.

B. In this opinion, Swiss legal concepts are mostly expressed in English terms and not in their original German, French or Italian terms (none of which is controlling). The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon subject to the reservation that any issues of interpretation or liability arising hereunder will be governed by Swiss law and that any disputes arising out of, or in connection with, this legal opinion are in the exclusive place of jurisdiction Zurich, Switzerland, venue being Zurich 1. With respect to the Documents Reviewed governed by laws other than the laws of Switzerland, we relied on the plain meaning of the words and expressions therein without regard to any import they may have under the relevant governing law.

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C. The opinion herein is expressed as of the date hereof with no duty on the part of us to inform you of any subsequent change in fact or law, or both, which would affect its accuracy.

D. The opinion herein is subject to any matters not disclosed to us.

E. We express no opinion herein as to the accuracy or completeness of the information set out in the Amended Registration Statement or of the representations and warranties set out in the Amended Registration Statement.

F. We express no opinion herein as to regulatory matters or as to any commercial, accounting, calculating, auditing, tax, or other non-corporate law matter.

G. We express no opinion as regards the withdrawal of the shareholders' advanced subscription rights (Vorwegzeichnungsrecht) in connection with any issuance of Shares.

H. We express no opinion as to the future availability of conditional share capital of the Company.

I. As a matter of mandatory Swiss law, it should be noted that, shareholders as well as the board of directors of a company are entitled to challenge resolutions adopted by a general shareholders' meeting believed to violate the law or the company's articles of association by initiating legal proceedings against such company within two months following such meeting. Therefore, any shareholder or the board of directors of the Company may challenge the resolutions taken by the general shareholders' meeting of the Company passed at the EGM on 17 January 2025, on which the allocation of the Shares by the board of directors and the issuance of the Shares is based. As of the date hereof, such period has not lapsed with respect to the resolutions passed at the EGM.

J. This opinion is subject to applicable bankruptcy, insolvency, reorganisation, (voluntary or forced) liquidation, moratorium, civil procedure and other similar laws and regulations as applicable to creditors, debtors, claimants and defendants generally as well as principles of equity (good faith) and the absence of a misuse of rights.

5. Choice of Law and Jurisdiction

This opinion is governed by and to be construed in accordance with the laws of Switzerland. The exclusive place of jurisdiction is Zurich, Switzerland, venue being Zurich 1.

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Further, this opinion speaks as of its date, and we disclaim any obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is issued by Pestalozzi Attorneys at Law Ltd., a company limited by shares (Aktiengesellschaft) incorporated under the laws of Switzerland. No director, officer or other employee of Pestalozzi Attorneys at Law Ltd. may be held liable under or in connection with this opinion and terms such as "we", "us" and "ours" shall be interpreted accordingly.

We hereby consent to the use of this opinion as an exhibit to the Amended Registration Statement and to the use of our name where it appears in the Amended Registration Statement.

[Signatures on the following page]

Lithium Argentina AG: Swiss Legal Opinion Regarding Post-Effective Amendment No. 1 to the Registration Statement on Form S-8	8/8

Yours sincerely,

Pestalozzi Attorneys at Law Ltd

/s/ Beat Schwarz	/s/ Franz Schubiger

Beat Schwarz	Franz Schubiger